As filed with the Securities and Exchange Commission on November 22, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPAREL HOLDING CORP.*

(Exact name of registrant as specified in its charter)

Delaware	75-3264870
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1441 Broadway—6th Floor New York, New York 10018	10018
(Address of Principal Executive Offices)	(Zip Code)

Vince 2013 Omnibus Incentive Plan

Vince 2013 Employee Stock Purchase Plan

2010 Stock Option Plan of Kellwood Company

(Full title of the plans)

Jay Dubiner

Senior Vice President, General Counsel and Secretary

Vince Holding Corp.

1441 Broadway—6th Floor

New York, New York 10018

(212) 515-2600

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Gerald T. Nowak, P.C.

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

*	Apparel Holding Corp., the registrant whose name appears on the cover of this registration statement, is a Delaware corporation. Immediately prior to the consummation of its initial public offering, Apparel Holding Corp. will change its name to Vince Holding Corp.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share(1)	3,400,000(4)	$20.00	$68,000,000	$8,759
Common Stock, par value $0.01 per share(1)	1,000,000(5)	$20.00	$20,000,000	$2,576
Common Stock, par value $0.01 per share(1)	2,406,345(6)	$4.98	$11,983,598.10	$1,544

(1)	Represents shares of common stock of Apparel Holding Corp. (to be renamed Vince Holding Corp., the “Company”), par value $0.01 per share, after giving effect to the filing and effectiveness of the Company’s amended and restated certificate of incorporation, including the related 28.5177 for one stock split (the “Common Stock”).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(3)	With respect to (i) the 3,400,000 shares of Common Stock that are currently authorized for issuance upon the exercise of awards that have not been granted under the Vince 2013 Omnibus Incentive Plan (the “Vince 2013 Incentive Plan”) and (ii) the 1,000,000 shares of Common Stock that are currently authorized for issuance upon the exercise of awards that have not been granted under the Vince 2013 Employee Stock Purchase Plan (the “Vince ESPP”), the proposed maximum offering price is calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the Company’s initial public offering price. With respect to the 2,406,345 shares of Common Stock that are issuable upon the exercise of stock options that are currently outstanding under the 2010 Stock Option Plan of Kellwood Company (the “2010 Option Plan”), the proposed maximum offering price is calculated pursuant to Rule 457(h) under the Securities Act based on a weighted average exercise price of $4.98 for such options, after giving effect to the Company’s assumption of Kellwood Company’s obligations with respect to such options.
(4)	Represents shares of Common Stock that are currently authorized for issuance under the Vince 2013 Incentive Plan, subject to consummation of the Company’s initial public offering (the “Initial Public Offering”).
(5)	Represents shares of Common Stock that are currently authorized for issuance under the Vince ESPP, subject to consummation of the Initial Public Offering.
(6)	Represents shares of Common Stock that are issuable upon the exercise of stock options outstanding under the 2010 Option Plan, after giving effect to the Company’s assumption of Kellwood Company’s obligations with respect to such options and subject to consummation of the Initial Public Offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Apparel Holding Corp. (to be renamed Vince Holding Corp., the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s prospectus contained in the Registrant’s Registration Statement on Form S-1 as amended (Registration No. 333-191336); and

(b) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001- 36212) filed with the Commission on November 20, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Company’s amended and restated certificate of incorporation will provide that its directors will not be liable for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to us or its stockholders or (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law.

The Company will into indemnification agreements with certain of its executive officers and directors pursuant to which the Company will agree to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above are not exclusive of any other right which an indemnified persons may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, its amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

The underwriting agreement with respect to the sale by the Company of 10,000,000 shares of Common Stock in the Initial Public Offering, a form of which was previously filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1, as amended (Registration No. 333- 191336), provides for indemnification to the Company’s directors and officers by the underwriters against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 22, 2013.

APPAREL HOLDING CORP.

By:	/s/ Jay L. Dubiner
	Name:	Jay L. Dubiner
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below (other than Jill Granoff) hereby severally constitutes and appoints Lisa Klinger, Jay Dubiner and Christopher T. Metz, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Jill Granoff Jill Granoff	Chief Executive Officer (principal executive officer)	November 22, 2013

/s/ Lisa Klinger Lisa Klinger	Chief Financial Officer and Treasurer (principal financial and accounting officer)	November 22, 2013

/s/ Christopher T. Metz Christopher T. Metz	Director	November 22, 2013

/s/ Mark E. Brody Mark E. Brody	Director	November 22, 2013

/s/ Jason E. Neimark Jason E. Neimark	Director	November 22, 2013

/s/ Jerome Griffith Jerome Griffith	Director	November 22, 2013

/s/ Robert A. Bowman Robert A. Bowman	Director	November 22, 2013

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Amended & Restated Certificate of Incorporation of Vince Holding Corp.*

4.2	Form of Amended & Restated Bylaws of Vince Holding Corp.*

4.3	Specimen Stock Certificate of Vince Holding Corp.*

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent public registered accounting firm with respect to the audited financials of Apparel Holding Corp.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages of this Registration Statement).

99.1	Vince 2013 Omnibus Incentive Plan*

99.2	Vince 2013 Employee Stock Purchase Plan*

99.3	2010 Stock Option Plan of Kellwood Company*

*	Incorporated by reference to exhibits filed with the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-191366), as declared effective on November 21, 2013.